EXHIBIT 21

SUBSIDIARIES OF LABOR READY, INC.

CORPORATE NAME	Incorporated in State/Country of :

Labor Ready Northwest, Inc.	Washington
Labor Ready Southwest, Inc.	Washington
Labor Ready Central, Inc.	Washington
Labor Ready Central II, LLC*	Washington
Labor Ready Central III, LP*	Washington
Labor Ready Midwest, Inc.	Washington
Labor Ready Mid-Atlantic, Inc.	Washington
Labor Ready Northeast, Inc.	Washington
Labor Ready Southeast, Inc.	Washington
Labor Ready Southeast II, Inc.**	Washington
Labor Ready Southeast III, LP**	Washington
Labour Ready Temporary Services, Ltd.	Canada
Labour Ready Temporary Services UK, Ltd.	United Kingdom
Labor Ready Assurance Co.	Cayman Islands
Labor Ready Puerto Rico, Inc.	Puerto Rico
Labor Ready GP Co., Inc.	Washington
Labor Ready Properties, Inc.	Nevada
Labor Ready Holdings, Inc.	Nevada
Worker’s Assurance of Hawaii, Inc.	Hawaii
Labor Ready Funding Corporation	Delaware
Labor Ready Asset Acquisition Sub., Inc.	Nevada
Labour Ready Temporary Services Ireland, Ltd.***	Ireland
CLP Holdings Corp	Nevada
CLP Resources, Inc.	Delaware
Contractors Labor Pool, Inc.	Delaware
Labor Ready Franchise Development Corp. Inc.	Washington
Labor Ready Leasing, Inc.	Washington

*Effective the last business day of the 2005 fiscal year, we merged Labor Ready Central III, LP into its limited liability company parent Labor Ready Central II, LLC and merged Labor Ready Central II, LLC into its corporate parent Labor Ready Central, Inc.

**Effective the last business day of the 2005 fiscal year, we merged Labor Ready Southeast III, LP into its corporate parent Labor Ready Southeast II, Inc. and merged Labor Ready Southeast II, Inc. into its corporate parent Labor Ready Southeast, Inc.

***This Corporation is currently an inactive corporation.